Exhibit 10.4

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both (a) not material and (b) is the type that the registrant customarily and actually treats as private or confidential.

FOURTH AMENDMENT TO

AMENDED AND RESTATED SUPPLY AND COMMERCIALIZATION AGREEMENT

This Fourth Amendment to the Amended and Restated Supply and Commercialization Agreement (this “Fourth Amendment”) is entered into between Illumina, Inc., a Delaware corporation having a place of business at 5200 Illumina Way, San Diego, CA 92122 (“Illumina”), and GRAIL, LLC, a Delaware limited liability company (successor in interest to GRAIL, Inc.), having a place of business at 1525 O’Brien Drive, Menlo Park, CA 94025 (“GRAIL”), effective as of June 21, 2024, (“Fourth Amendment Effective Date”). The Parties previously entered into that certain Amended and Restated Supply and Commercialization Agreement effective as of February 28, 2017 (the “Original A&R Agreement”), as amended by the First Amendment to Amended and Restated Supply and Commercialization Agreement effective as of September 27, 2017 (the “First Amendment”), the Second Amendment to Amended and Restated Supply and Commercialization Agreement effective as of August 18, 2021 (the “Second Amendment”) and the Third Amendment to Amended and Restated Supply and Commercialization Agreement effective as of May 18, 2023 (the “Third Amendment”) (collectively, the Original A&R Agreement, the First Amendment, the Second Amendment and the Third Amendment, the “Agreement”). GRAIL and Illumina may be referred to herein individually as a “Party” or collectively as the “Parties.”

1.	Section 4.2(b) of the Agreement shall be amended and restated in its entirety with the following:

“Once GRAIL and its Operational Affiliates have cumulatively paid (or been deemed to have paid pursuant to the following sentence) Royalty to Illumina totaling $[***], the Royalty percentage payable pursuant to Sections 4.1(a) and 4.1(b) above will thereafter be reduced to a minimum floor of [***]%, without any further reduction pursuant to Section 4.2(a) or 4.3 or otherwise. Notwithstanding anything to the contrary in this Agreement, the amount of any Royalties that would have been paid to Illumina pursuant to Sections 4.1(a) and 4.1(b) during the Interim Period but for the suspension of such payment obligation shall be deemed to have been paid for purposes of this Section 4.2(b) and shall count towards the $[***] cumulative total set forth in this Section 4.2(b).”

2.	The Parties hereby amend the Agreement by adding the following paragraph to the Agreement as a new Section 4.8:

“With respect to Sections 4.1 through 4.4, 4.5(b) and 4.7, notwithstanding any provision to the contrary in the Agreement, during the Disposal Funding Period until and unless GRAIL consummates a GRAIL Change of Control (such period ending on the earlier of (x) the conclusion of the Disposal Funding Period and (y) the consummation of a GRAIL Change of Control, the “Interim Period”): all (i) rights of either Party set forth in Sections 4.1 through 4.4, 4.5(b) and 4.7 are hereby waived in their entirety, and (ii) obligations of either Party set forth therein are hereby suspended in their entirety. For the avoidance of doubt, following the Interim Period Sections 4.1 through 4.4, 4.5(b) and 4.7 will again become operative without retroactive effect. The Parties hereto acknowledge that the decision adopted by the European Commission in connection with Case M.10939, on October 12, 2023, requiring Illumina to divest the ownership interest it acquired in GRAIL, requires that Illumina pre-fund to GRAIL the amounts payable pursuant to Sections 4.1 through 4.4, 4.5(b) and 4.7 of the Agreement during the Interim Period and agree that it is the intent of the Parties hereto that the waiver of the rights and obligations of the Parties with respect to Sections 4.1 through 4.4, 4.5(b) and 4.7 of the Agreement set forth in the preceding sentence operate to eliminate the administration associated with such funding (rather than replace, reduce, modify or eliminate the obligations therein). As such, notwithstanding anything to the contrary in this Agreement, during the Interim Period the Parties hereto acknowledge and agree that (i) the amounts payable pursuant to Sections 4.1 through 4.7 will be deemed paid by GRAIL for purposes of Paragraph 2 of the Second Amendment and accordingly (ii) Section 4 of the Agreement will be deemed operative for purposes of Paragraph 2 of the Second Amendment effective as of the Fourth Amendment Effective Date. During the Interim Period, any references in Section 4.5(a) or 4.6 to any amounts paid, underpaid or overpaid shall be treated as having been deemed paid, underpaid or overpaid, respectively, in accordance with Section 4.2(b) (as amended by the Fourth Amendment). For the purposes of this Section 4.8, “Disposal Funding Period” shall mean: the period beginning at 12:01 a.m., New York time, or such other time as Illumina determines, on the date on which Illumina distributes 85.5% of the issued and outstanding shares of common stock of GRAIL to the holders of common stock of Illumina and ending at 12:01 a.m., New York time, on the 30 month anniversary thereof. For the purposes of this Section 4.8, “GRAIL Change of Control” shall mean: (a) the taking of any action by any Person or “group” (within the meaning of the Exchange Act) that results in such Person or “group” becoming the owner, directly or indirectly, beneficially or of record, of outstanding shares of capital stock or other equity or voting interests representing 50% or more of the aggregate voting power of GRAIL (measured by voting power rather than number of shares), (b) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of GRAIL and its subsidiaries, taken as a whole, other than sales, leases, transfers, conveyances or other dispositions to a wholly-owned subsidiary of GRAIL, (c) a merger, consolidation, amalgamation, share exchange, business combination, recapitalization or similar transaction involving GRAIL pursuant to which any of the outstanding aggregate voting power of GRAIL is converted into or exchanged for cash, securities or other property, other than any such transaction where the aggregate voting power of GRAIL outstanding immediately prior to such transaction constitute, or is converted into or exchanged for, a majority of the outstanding aggregate voting power of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction (measured by voting power rather than number of shares) or (d) the adoption of a plan relating to the liquidation or dissolution of GRAIL; provided that, for the avoidance of doubt, no GRAIL Change of Control shall result from any transfer of Retained Stock by Illumina to a Person or “group” (within the meaning of the Exchange Act) which would result in such Person or “group” beneficially owning 50% or more of the aggregate voting power of GRAIL (measured by voting power rather than number of shares) other than any transfer resulting from a merger of GRAIL. For the purposes of this Section 4.8, “Exchange Act” means the U.S. Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder, as the same shall be in effect at the time reference is made thereto; “Person” means individual, general or limited partnership, corporation, business trust, joint venture, association, company, limited liability company, unincorporated organization, a limited liability entity, any other entity and any nation or government, any state, province, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, regional, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any official thereof; and “Retained Stock” shall have the meaning set forth in the Separation and Distribution Agreement, dated as of June 21, 2024, by and between Illumina and GRAIL.”

Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its terms. All capitalized terms not defined in this Fourth Amendment shall have the meaning ascribed to them in the Agreement. This Fourth Amendment may be executed in one or more counterparts, and each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be executed by their respective duly authorized representatives.

GRAIL, LLC:

By:	/s/ Robert Ragusa
Name:	Robert Ragusa
Title:	Chief Executive Officer

Date:	June 21, 2024

IN WITNESS WHEREOF, the Parties hereto have caused this Fourth Amendment to be executed by their respective duly authorized representatives.

Illumina, Inc.:

By:	/s/ Charles Dadswell
Name:	Charles Dadswell
Title:	General Counsel and Secretary

Date:	June 21, 2024